                                                                   EXHIBIT 99.3


                       TECMAR TECHNOLOGIES INTERNATIONAL, INC.

                      CONSOLIDATED AUDITED FINANCIAL STATEMENTS
                        FOR THE YEAR ENDED JANUARY 31, 1999

TECMAR TECHNOLOGIES INTERNATIONAL, INC.

TABLE OF CONTENTS



1999 ANNUAL REPORT                                                                                   Page
Reports of Independent Certified Public Accountant.................................................... 1

FINANCIAL STATEMENTS:
Consolidated balance sheets as of January 31, 1999 and 1998........................................... 2

Consolidated statements of operations for the years ended
January 31, 1999 and 1998............................................................................. 4

Consolidated statements of stockholders' equity for the years ended
January 31, 1999 and 1998............................................................................. 5

Consolidated statements of cash flows for the years ended
January 31, 1999 and 1998............................................................................. 6

Notes to consolidated financial statements ........................................................... 9

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To the Board of Directors and Stockholders of Tecmar Technologies International, Inc., Longmont, Colorado:

We have audited the accompanying consolidated balance sheet of Tecmar Technologies International, Inc. and subsidiaries (the Company) as of January 31, 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with United States (U.S.) generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Tecmar Technologies International, Inc. and subsidiaries as of January 31, 1999, and the results of their operations and their cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.


BDO Seidman, LLP
Denver, Colorado
March 5, 1999, except for Note 18
which is as of March 19, 1999 and
Note 19 which is as of March 23, 1999

TECMAR TECHNOLOGIES INTERNATIONAL, INC.

CONSOLIDATED BALANCE SHEETS



                                                                              JANUARY 31,
                                                                     1999                      1998
                                                                --------------------------------------
                                                                                           (unaudited)
ASSETS (Note 9)
CURRENT ASSETS:
Cash and cash equivalents                                       $  1,173,202              $    576,159
Temporary cash investments                                           300,000                        --
Investments (Note 4)                                               1,831,588                   784,291
Accounts receivable, net of allowance for doubtful
  accounts of $141,022 and $496,736                                2,856,850                 8,380,766
Inventories (Note 5)                                               2,873,670                 7,137,697
Current portion of notes receivable                                       --                    18,750
Prepaid expenses and other current assets (Note 6)                   217,872                 1,204,279
Refundable income taxes                                              149,665                        --
Deferred tax asset (Note 15)                                              --                   118,000
                                                                ------------              ------------
  Total current assets                                             9,402,847                18,219,942

EQUIPMENT AND IMPROVEMENTS, net (Note 7)                           1,791,051                 3,308,344

GOODWILL, net of accumulated amortization of
  $276,591 and $223,970 (Note 2)                                   3,508,424                12,973,530

NOTES RECEIVABLE, net of current portion                                  --                    25,000

CAPITALIZED OFFERING COSTS                                                --                   914,106

OTHER ASSETS                                                         102,748                    86,429
                                                                ------------              ------------
                                                                $ 14,805,070              $ 35,527,351
                                                                ============              ============


See accompanying summary of accounting policies and notes to consolidated financial statements.

TECMAR TECHNOLOGIES INTERNATIONAL, INC.

CONSOLIDATED BALANCE SHEETS (CONTINUED)


                                                                               JANUARY 31,
                                                                     1999                      1998
                                                                  --------------------------------------
                                                                                            (unaudited)
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITES:
Accounts payable                                                  $ 1,315,501                $ 4,136,836
Accrued liabilities (Note 8)                                        1,773,605                  3,330,454
Lines of credit (Note 9)                                            1,686,938                  4,123,534
Deferred contract service revenue                                         --                     402,330
Income taxes payable (Note 15)                                            --                      33,287
Current portion of long-term debt (Note 10)                           182,508                  8,142,509
                                                                -------------             --------------
 Total current liabilities                                          4,958,552                 20,168,950

DEFERRED RENT                                                             --                     101,794

LONG-TERM DEBT, net of current portion (Note 10)                       58,584                  2,049,142
                                                                -------------             --------------

         TOTAL LIABILITIES                                          5,017,136                 22,319,886
                                                                -------------             --------------

COMMITMENTS (Notes 11 and 13)

STOCKHOLDERS' EQUITY (Notes 14, 16, 17 and 19)):
Common stock, $.10 par value; 30,000,000 shares
  authorized; 18,699,999 and 8,614,423
  shares issued and outstanding                                     1,870,000                    861,442
Additional paid-in capital                                         37,158,755                 18,955,323
Accumulated deficit                                               (29,252,225)                (6,677,276)
Unrealized gain on investments (Note 4)                                11,404                      7,097
Foreign currency translation adjustments                                   --                     60,879
                                                                -------------             --------------

         Total stockholders' equity                                 9,787,934                 13,207,465
                                                                -------------             --------------
                                                                  $14,805,070                $35,527,351
                                                                =============             ==============


See accompanying summary of accounting policies and notes to consolidated financial statements.

TECMAR TECHNOLOGIES INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED JANUARY 31, 1999 AND 1998

                                                                               JANUARY 31,
                                                                     1999                      1998
                                                                 -------------------------------------
                                                                                            (unaudited)
NET REVENUES (Note 12)                                           $37,906,488               $35,096,820

COST OF REVENUES (Note 1)                                         32,067,608                26,193,339
                                                                 -----------                ----------

GROSS PROFIT                                                       5,838,880                 8,903,481

OPERATING EXPENSES:
Selling                                                            8,286,823                 3,418,017
General and administrative                                         4,617,038                 5,990,162
Research and development                                           3,027,418                   911,513
Interest expense                                                     234,496                   113,942
Interest (income)                                                   (405,714)                 (295,342)
Acquired in-process research and development
  write-off (Note 2)                                                      --                 6,000,000
Other (income) and expense                                           120,403                   (11,908)
Restructuring costs (Note 3)                                      12,533,365                        --
                                                                  ----------              ------------

Total operating expenses                                          28,413,829                16,126,384
                                                                  ----------              ------------

LOSS BEFORE INCOME TAX (BENEFIT)                                 (22,574,949)               (7,222,903)

INCOME TAX (BENEFIT) (Note 15)                                            --                   (31,006)
                                                                  ----------              ------------

NET LOSS                                                         (22,574,949)               (7,191,897)
Other comprehensive income (loss):
  Unrealized gain on investments                                       4,307                     7,097
  Foreign currency translation adjustment                            (60,879)                   31,525
                                                              ---------------            --------------

COMPREHENSIVE LOSS                                             $ (22,631,521)             $ (7,153,275)
                                                              ===============            ==============

BASIC AND DILUTED LOSS PER SHARE                               $       (1.24)             $      (0.89)
                                                              ===============             =============

BASIC AND DILUTED WEIGHTED AVERAGE
COMMON SHARES OUTSTANDING                                         18,148,700                 8,043,583
                                                                  ==========                ==========


See accompanying summary of accounting policies and notes to consolidated financial statements.

TECMAR TECHNOLOGIES INTERNATIONAL, INC.

 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
 FOR THE YEARS ENDED JANUARY 31, 1999 AND 1998



                                                                            RETAINED                      FOREIGN
                                                            ADDITIONAL      EARNINGS     UNREALIZED      CURRENCY         TOTAL
                                     COMMON STOCK            PAID-IN      (ACCUMULATED     GAIN ON      TRANSLATION    STOCKHOLDERS'
                                  SHARES     PAR VALUE       CAPITAL        DEFICIT)     INVESTMENTS    ADJUSTMENTS       EQUITY
BALANCE, February 1, 1997        7,276,500   $ 727,650    $ 13,706,574    $     514,621    $      --     $  29,354  $  14,978,199

Issuance of common stock
for cash, net of offering costs    876,666      87,665       4,894,874               --           --            --      4,982,539

Warrants exercised for common
stock                              261,257      26,127         (26,125)              --           --            --              2

Issuance of common stock in
exchange for cancellation of
accrued liability                  200,000      20,000         380,000               --           --            --        400,000

Net loss                                --          --              --       (7,191,897)          --            --     (7,191,897)

Foreign currency translation
adjustment                              --          --              --               --           --        31,525         31,525

Unrealized gain on investments          --          --              --               --        7,097            --          7,097
                                ----------  ----------     -----------     -------------    --------     ---------      ----------


BALANCE, January 31, 1998        8,614,423     861,442      18,955,323       (6,677,276)       7,097        60,879     13,207,465
(unaudited)

Issuance of common stock for
cash, net of offering costs     10,085,576   1,008,558      18,203,432               --           --            --     19,211,990

Net loss                                --          --              --      (22,574,949)          --            --    (22,574,949)

Foreign currency translation
adjustment                              --          --              --               --           --       (60,879)       (60,879)

Unrealized gain on investments                      --              --               --        4,307            --           4,307
                                ----------  ----------     -----------     -------------    --------     ---------      ----------
BALANCE, January 31, 1999       18,699,999  $1,870,000     $37,158,755     $(29,252,225)    $ 11,404     $      --      $9,787,934
                                ==========  ==========     ===========     =============    ========     =========      ==========



See accompanying summary of accounting policies and notes to consolidated financial statements.

TECMAR TECHNOLOGIES INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED JANUARY 31, 1999 AND 1998

                                                                               JANUARY 31,
                                                                     1999                      1998
                                                                ---------------------------------------
                                                                                           (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss                                                        $(22,574,949)               $(7,191,897)
Adjustments to reconcile net loss to net cash
   (used in) provided by operating activities:
   Depreciation and amortization                                   1,626,847                   921,431
   Restructuring                                                  12,005,591                        --
   Bad debt expense                                                  250,233                        --
   Loss on write-off of note and accounts receivable
     to an affiliate                                                      --                 1,170,154
   Realized gain on investments                                      (31,378)                  (46,179)
   (Gain) loss on sale of assets                                      25,425                    (1,557)
   Acquired in-process research and development write-off                 --                 6,000,000
   Deferred taxes                                                         --                   (89,751)
Changes in operating assets and liabilities, net of acquisitions:
   Accounts receivable, net                                        3,770,931                 1,347,023
   Inventories                                                     1,039,331                  (420,871)
   Prepaid expenses and other assets                                 611,598                   (82,038)
   Accounts payable and other accrued liabilities                 (3,068,951)               (1,526,355)
   Deferred contract service revenue                                      --                    28,328
   Deferred rent                                                    (101,794)                   (1,293)
                                                                -------------             --------------

Net cash (used in) provided by operating activities               (6,447,116)                  106,995
                                                                -------------             --------------

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of equipment and improvements                             (223,235)                 (487,995)
Proceeds from sale of assets                                         136,501                        --
Proceeds from sale of equipment                                           --                    84,971
Acquisition of subsidiaries                                               --                  (768,259)
Proceeds from sale of subsidiaries                                   394,426                        --
Issuance of notes receivable                                              --                (4,500,000)
Collections on notes receivable                                           --                   100,000
Purchase of temporary cash investment                               (300,000)                       --
Purchase of investments                                          (10,664,704)               (6,142,761)
Proceeds from sale of investments                                  9,643,476                 5,671,405
                                                              --------------             --------------

Net cash used in investing activities                             (1,013,536)               (6,042,639)
                                                              --------------             --------------


See accompanying summary of accounting policies and notes to consolidated financial statements.

TECMAR TECHNOLOGIES INTERNATIONAL, INC.

FOR THE YEARS ENDED JANUARY 31, 1999 AND 1998

                                                                               JANUARY 31,
                                                                     1999                      1998
                                                                 -------------------------------------
                                                                                             (unaudited)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock                            21,599,152                 4,982,539
Net increase (decrease) in lines of credit                        (2,419,481)                  395,174
Payments for capitalized offering costs                           (1,473,056)                 (914,106)
Payments on debt                                                  (9,648,920)                 (199,195)
                                                               --------------            ---------------
Net cash provided by financing activities                          8,057,695                 4,264,412
                                                               -------------             -------------
EFFECT OF EXCHANGE RATE CHANGES ON CASH                                   --                    28,700

NET INCREASE  (DECREASE) IN CASH AND CASH
EQUIVALENTS                                                          597,043                (1,642,532)

CASH AND CASH EQUIVALENTS, beginning of year                         576,159                 2,218,691
                                                               -------------             -------------
CASH AND CASH EQUIVALENTS, end of year                        $    1,173,202             $     576,159
                                                              ==============             =============

SUPPLEMENTAL CASH FLOW DISCLOSURES -
Cash paid / (received) during the period for:
    Interest                                                   $     216,928             $     152,584
                                                               =============             =============
    Income taxes                                               $    (112,190)            $     471,494
                                                               =============             =============


See accompanying summary of accounting policies and notes to consolidated financial statements.

TECMAR TECHNOLOGIES INTERNATIONAL, INC.

FOR THE YEARS ENDED JANUARY 31, 1999 AND 1998


                                                                               January 31,
                                                                     1999                      1998
                                                                -------------------------------------
                                                                                          (unaudited)
SUPPLEMENTAL SCHEDULE OF NONCASH
TRANSACTIONS:

In July 1997, the Company acquired all
the outstanding stock of Semico in a
transaction summarized as follows:

Fair value of assets acquired                                   $         --             $ 1,491,410
Cash paid, net of cash acquired                                           --                (586,761)
                                                                ------------             ------------

Liabilities assumed                                             $                        $   904,649
                                                                ============             ============

In January 1998, the Company acquired all of the outstanding stock of Tecmar Technologies, Inc. in a transaction summarized as follows:

Fair value of assets acquired                                   $         --             $20,096,565
Cash paid, net of cash acquired                                           --                (181,498)
Acquisition payable issued                                                --              (9,789,967)
                                                                ------------             -----------

Liabilities assumed                                             $                        $10,125,100
                                                                ============             ===========

Issuance of common stock for cancellation
of an accrued liability (Note 14)                               $         --             $   400,000
                                                                ============             ===========

Acquisition of equipment via a capital lease obligation         $     66,246             $        --
                                                                ============             ===========

Reduction of goodwill and note payable under
Acquisition Agreement (Note 2) for early payment
of debt                                                         $    325,000             $        --
                                                                ============             ===========


See accompanying summary of accounting policies and notes to consolidated financial statements.

TECMAR TECHNOLOGIES INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JANUARY 31, 1999 AND 1998


1.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       BUSINESS AND BASIS OF PRESENTATION - Tecmar Technologies International, Inc (formerly TTI Holdings Inc.) (TTI) effectively commenced operations on September 13, 1996 when it purchased all of the outstanding stock of Xtran, Inc. (formerly Transitional Technology, Inc.) (Xtran) and Transitional Technology International Limited (TTI U.K). Xtran and TTI U.K. designed, manufactured and marketed a full range of tape-based data storage sub-systems. The consolidated financial statements for the year ended January 31, 1998 include the operating results of Xtran and TTI U.K.

       In July 1997, TTI U.K. purchased all of the outstanding stock of Semico Computers Vertriebs GmbH (Semico), a German distributor of TTI U.K's products for $700,000 in cash plus contingent payments based on future revenues of up to $1 million. Accordingly, Semico's results are only included in the consolidated financial statements beginning in July 1997.

       On January 30, 1998, TTI acquired all of the outstanding stock of Tecmar Technologies, Inc. (Tecmar); a company primarily engaged in the design, manufacture and distribution of computer data storage equipment in a transaction accounted for as a purchase. Since the acquisition occurred at the end of the 1998 fiscal year, the operating results for 1998 do not include the results of Tecmar, except for the acquired in-process research and development write-off of $6,000,000.

       In July, 1998, the Board of Directors of TTI approved a restructuring plan (see Note 3) that resulted in (a) the sale of the capital stock of TTI U.K. on August 19, 1998; (b) the sale of certain assets and the operating business of Xtran on September 29, 1998; and (c) the sale of the capital stock of Semico on November 4, 1998. For accounting purposes, the sales of TTI U.K. and Semico were treated as if they occurred on August 1, 1998 as the impact on the consolidated financial statements was not material.

       Xtran, TTI U.K. and Semico are collectively referred to as "the Reseller Business." TTI and subsidiaries are collectively referred to as "the Company."

       Subsequent to the disposition of the Reseller Business, the operations of the Company consist principally of Tecmar.

       During fiscal 1999, the Company experienced significant operating losses. As discussed in Note 3, the Company has completed a plan to restructure the Company's operations and to focus on the operations of Tecmar. The restructuring plan has reduced (but not eliminated) the operating losses being incurred in the third and fourth quarters of fiscal 1999. Management has established plans to improve Tecmar's operating performance in fiscal 2000. These plans include the establishment of joint marketing programs with Imation Corp. to promote the value proposition of the Travan NS tape drive in the network and entry level computer server market and increase the sales of this product line. The Company has also acquired the Ditto tape drive product line (Note 18) and expects this acquisition to contribute significant revenue and contribution to operating profits beginning in the second quarter of fiscal 2000. The Company

TECMAR TECHNOLOGIES INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JANUARY 31, 1999 AND 1998 (CONTINUED)

       has also hired a Norwegian investment banking company to assist as a financial adviser in connection with the sale of new shares of common stock of the Company, although there can be no assurance that the planned sale will be completed. Management believes that its cash and investments on hand and the addition of new funds from the planned stock offering will enable it to finance the working capital necessary to fund the planned growth of the Ditto and Travan NS product lines. Should the planned sale of common stock be unsuccessful, management believes the current working capital and cash flows from operations will be adequate for the next year. Should there be any unexpected shortfalls, management believes discretionary operating expenses can be reduced as needed.

       FISCAL YEAR - The Company's fiscal year ends on January 31 and references to a fiscal year to denote the calendar year in which the fiscal year ended. For example "fiscal 1999" refers to 12 months ended January 31, 1999.

       PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts of TTI, Xtran, TTI U.K., Semico and Tecmar. All significant intercompany balances have been eliminated in consolidation.

       FOREIGN EXCHANGE - TTI's, Xtran's and Tecmar's functional currency is the U.S. dollar, whereas TTI U.K.'s functional currency was the English pound sterling ((pound)) and Semico's functional currency was the German deutsche mark (DM). Therefore, the financial statements of TTI U.K. and Semico have been translated to the U.S. dollar. Under the provisions of Statement of Financial Accounting Standards (SFAS) No.52, Foreign Currency Translation, assets and liabilities are translated at the foreign currency exchange rate at the balance sheet date, and revenues and expenses are translated at the weighted average foreign currency exchange rate for the year ended January 31, 1999. Translation adjustments are not included in determining net income, but are reported separately and accumulated as a separate component of stockholders' equity.

       USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

       RECLASSIFICATIONS - Certain items included in the 1998 financial statements have been reclassified to conform to the current year presentation. Such reclassifications have no impact on the Company's financial position or results of operations.

        CASH AND CASH EQUIVALENTS - The Company considers all highly-liquid investments with original maturities of three months or less to be cash equivalents.

        TEMPORARY CASH INVESTMENTS - The Company has cash temporarily invested in a certificate of deposit which matures August 1999.

        GOODWILL - Goodwill is amortized over a 15-year period using the straight-line method.

TECMAR TECHNOLOGIES INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JANUARY 31, 1999 AND 1998 (CONTINUED)

        INVESTMENTS - The Company accounts for investments pursuant to SFAS No.115, Accounting for Certain Investments in Debt and Equity Securities. At January 31, 1999 and 1998, marketable equity and debt securities have been categorized as available for sale and, as a result, are stated at fair value. Marketable equity and debt securities available for current operations are classified on the balance sheet as current assets. Unrealized holding gains and losses are included as a component of stockholders' equity, net of tax, until realized.

        CREDIT RISK - The Company's financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. The Company's cash and cash equivalents are in demand deposit accounts placed with federally insured financial institutions. Such deposit accounts at time may exceed federally insured limits. For accounts receivable, the Company performs ongoing credit evaluations of its customers and generally does not require collateral. The Company maintains reserves for potential credit losses (see note 12). The Company sells to international customers on a routine basis and has obtained credit insurance policies to cover most of the credit risk affiliated with these foreign customers. In connection with sales to international customers, the Company has not experienced any significant losses.

        FINANCIAL INSTRUMENTS - The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

           ACCOUNTS RECEIVABLE, ACCOUNTS PAYABLE AND ACCRUED LIABILITIES - Fair values of accounts receivables, accounts payable and accrued liabilities are assumed to approximate carrying values for these financial instruments since they are short term in nature and their carrying amounts approximate fair value or they are receivable or payable on demand.

           LINES OF CREDIT AND LONG-TERM DEBT - Substantially all of these notes bear interest at a floating rate of interest based upon current lending rates of interest.

        INVENTORIES - Inventories are stated at the lower of cost (determined on a first-in, first-out basis) or market and consist primarily of raw materials, work in process, and finished goods.

        EQUIPMENT AND IMPROVEMENTS - Equipment and improvements are stated at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the related assets, generally two to seven years.

        CAPITALIZED OFFERING COSTS - Capitalized offering costs include professional fees directly related to the Company's stock offering. If the stock offering is successful, costs incurred are offset against the proceeds of the stock offering. If the stock offering is unsuccessful, such costs are expensed.

TECMAR TECHNOLOGIES INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JANUARY 31, 1999 AND 1998 (CONTINUED)

        IMPAIRMENT OF LONG LIVED ASSETS - The Company reviews for the impairment of long lived assets and certain identifiable intangibles whenever events and circumstances indicate that the carrying amount of an asset may not be recoverable using the gross cash flow method in compliance with SFAS No.121, Accounting for the Impairment of Long-Lived Assets. An impairment loss would be recognized when estimated future cash flows expected to result from the use of its asset and its eventual disposition is less than its carrying amount (see note 3).

        REVENUE RECOGNITION - The Company recognizes revenue upon shipment, net of reserves for estimated returns and allowances, sales rebates, and price protection which may occur under programs the Company has with its customers. The Company provides for the estimated cost of past sales support and product warranties upon shipment. Warranty liability is accrued for based on historical returns and the Company's applicable warranty policy. When other significant obligations remain after product is delivered, revenue is recognized only after such obligations are fulfilled.

        VENDOR CONCENTRATION - The Company purchased approximately $12,400,000 for the year ended January 31, 1999 from one vendor. The loss of this supply source could have a material adverse affect on the Company's financial condition and results of operations. The Company purchased $21,921,000 for the year ended January 31, 1998 from four suppliers.

        CONTRACT MANUFACTURING - Tecmar has entered into agreements with overseas third parties to manufacture certain of Tecmar's products and components. There can be no assurance that such third party manufacturing will not impair Tecmar's ability to establish, maintain or achieve adequate product manufacturing design standards or product quality levels. Any diminution in product quality as a result of such third party contract manufacturing could have an adverse effect on Tecmar's business, financial condition and results of operations.

        INCOME TAXES - The Company accounts for income taxes in accordance with SFAS No.109, Accounting for Income Taxes. SFAS No.109 is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. In estimating future tax consequences, SFAS No.109 generally considers all expected future events other than enactments of changes in the tax laws or rates.

        STOCK-BASED COMPENSATION - The Company applies APB Opinion 25, Accounting for Stock Issued to Employees, and the related Interpretation in accounting for all stock options plans. Under APB Opinion 25, compensation cost is recognized for stock options issued to employees when the exercise price of the Company's stock options granted is less than the market price of the underlying common stock on the date of grant.

        SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, requires the Company to provide pro forma information regarding net income as if compensation cost for the Company's stock option plans had been determined in accordance with the fair value based method prescribed in SFAS No. 123. To provide the required pro forma information, the Company estimates the fair value of each stock option at the grant date by using the Black-Scholes option pricing model.

TECMAR TECHNOLOGIES INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JANUARY 31, 1999 AND 1998 (CONTINUED)

        COMPREHENSIVE INCOME - TTI has adopted SFAS No. 130, Comprehensive Income, beginning with fiscal year 1998. Comprehensive income, as defined, includes all changes in equity (net assets) during a period from non-owner sources. Examples of items to be included in comprehensive income, which are excluded from net income, include foreign currency translation adjustments and unrealized gain/ loss on available for sale securities.

        DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION - Disclosures regarding information about operating segments and related disclosure about products and services, geographic areas and major customers are made in compliance with SFAS No.131.

        PER SHARE DATA - Net loss per share for the years ended January 31, 1999 and 1998 (unaudited) is calculated by using the weighted average outstanding number of common shares of 18,148,700 and 8,043,583 respectively. Net loss per share is calculated in accordance with SFAS No. 128, Earnings Per Share, which provides for the calculation of "Basic" and "Diluted" earnings per share. Basic earnings per share includes no dilution and is computed by dividing net loss by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution of securities that could share in the earnings of an entity, similar to fully diluted earnings per share. For the years ended January 31, 1999 and 1998 (unaudited), total stock options of 2,564,955 and 755,500 were not included in the computation of diluted net loss per share because their effect was anti-dilutive.

        RECENT ACCOUNTING PRONOUNCEMENTS - The FASB has recently issued SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. SFAS No. 133 establishes standards for recognizing all derivative instruments including those for hedging activities as either assets or liabilities in the statement of financial position and measuring those instruments at fair value. This Statement is effective for fiscal years beginning after June 30, 1999. Management believes the adoption of this statement will have no impact on the Company's consolidated financial statements.

2.      ACQUISITIONS

        Effective September 13, 1996, TTI purchased all of the outstanding stock of Xtran and TTI U.K. for $13,375,739 in cash and notes payable. The acquisition was accounted for under the purchase method of accounting and the purchase price was allocated $4,459,574 to net tangible assets and $8,916,165 to goodwill, which was amortized over 15 years. Xtran's and TTI U.K.'s operating results have been included in the Company's consolidated financial statements from the date of acquisition. See Note 3 for the subsequent sale of TTI U.K. capital stock on August 19, 1998, and the sale of certain assets and the operating business of Xtran on September 29, 1998.

        In July 1997, TTI U.K. purchased all of the outstanding stock of Semico, a distributor of the Company's product, for $674,044 (including $74,044 in acquisition costs) in cash and up to $1,000,000 in additional contingent payments based on future revenues. Upon the sale of Semico (See Note 3) no additional contingent payments are required under the agreement.

TECMAR TECHNOLOGIES INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JANUARY 31, 1999 AND 1998 (CONTINUED)

        The acquisition was accounted for under the purchase method of accounting, and the purchase price was allocated $183,318 to net tangible assets and $490,726 to goodwill, which was amortized over 15 years. Semico's operating results have been included in the Company's consolidated financial statements from the date of acquisition. See Note 3 for discussion of subsequent sale of Semico capital stock on November 4, 1998.

        On January 30, 1998, TTI acquired Tecmar, a company primarily engaged in the design, manufacture and distribution of computer data storage equipment, in a transaction accounted for under the purchase method of accounting. The purchase price including acquisition costs paid by TTI consisted of $181,498 in cash, the issuance of a short term note payable for $9,789,967 and the assumption of approximately $10,125,100 in trade liabilities and debt. A holdback of $2,322,665 was held in escrow until December 31, 1998. On December 31, 1998, the Company entered into an agreement with the former parent of Tecmar to settle claims that the Company had under the acquisition agreement and released the amounts held in escrow to allow for the payment of the acquisition debt. Under this agreement, the Company received a reduction in the note payable of $325,000 and paid the remaining acquisition debt of $1,580,444 using the funds placed in escrow. The assets acquired by TTI consisted of receivables, inventories, fixed assets, intangible assets including in-process research and development costs and other rights used in Tecmar's business. In process research and development costs purchased, valued at $6,000,000, were expensed by the Company immediately upon completion of the acquisition.

        On January 22, 1998, the definitive stock purchase agreement between TTI and Tecmar was executed. The acquisition transaction was consummated effective January 30, 1998, and a $4 million loan that TTI had made to Tecmar before the acquisition date and related accrued interest was eliminated in consolidation.

        The following table presents unaudited pro forma results of operations as if the acquisition of Tecmar had occurred on February 1, 1997. These pro forma results do not purport to be indicative of what would have occurred had the acquisition been made on February 1, 1997 or, results which may occur in the future.

                                                                JANUARY 31,
                                                                    1998
                                                               ------------
                                                               (unaudited)
           Net revenues                                       $  66,735,149
           Costs and expenses                                   (82,241,504)
                                                              -------------

           Net loss                                           $ (15,506,355)
                                                              ==============
           Basic and diluted loss per share                   $       (1.93)
                                                              ==============

TECMAR TECHNOLOGIES INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JANUARY 31, 1999 AND 1998 (CONTINUED)

3.     RESTRUCTURING COSTS

       In July 1998, the Board of Directors approved a plan to restructure the Company's operations. The restructuring was undertaken in light of significant and continuing operating losses along with a desire to preserve the Company's cash to focus on the selling and marketing efforts related to Tecmar's Travan NS products. The Company believes that future successful results of operations will be heavily dependent upon the sales and marketing efforts related to Tecmar's Travan NS line of tape drives.

       The Company's results of operations for the year ended January 31, 1999 include a $12.5 million charge for restructuring costs related to the plan adopted by the Board of Directors on July 20, 1998. This charge is comprised of: (a) an accrual for the loss to dispose of TTI U.K. of $6.9 million, including a write-off of goodwill of $4.8 million, (b) an accrual for the loss to dispose of Semico of $900 thousand, including a write-off of goodwill of $733 thousand, (c) a write-off of $3.1 million in goodwill related to Xtran determined to be non-recoverable from future cash flows of that operation, and (d) $1.6 million in costs related to the closure of Xtran's Anaheim facility, including $770 thousand in writedowns of inventory and $530 thousand in writedowns of equipment to net realizable value and $300 thousand of accruals for employee severance and facility shutdown costs.

       On August 19, 1998, the Company completed the sale of the capital stock of TTI U.K. (excluding its interest in its wholly-owned subsidiary Semico) to Storage Systems Technologies, Limited for $600 thousand, payable $200 thousand in cash and $400 thousand in a note receivable due to be paid over a nine month period. On September 29, 1998, the Company transferred certain assets (principally inventory, equipment and intellectual property) and the operating business of Xtran to AI Business Technologies, Inc. in exchange for cash of $136,302, future royalties and the assumption of Xtran's warranty obligations. On November 4, 1998, the Company completed the sale of the capital stock of Semico to a group of its employees in exchange for the release of $150,000 of collateral that secured Semico's bank debt. As part of this transaction, the Company paid $44,500 to the former managing director and owner of Semico for a complete release of all claims, including any potential claims under TTI U.K.'s acquisition of Semico. These transactions complete the Restructuring Plan adopted by the Board of Directors in July 1998 and subsequently focus the Company on the operations of Tecmar. A summarized breakdown of the 1999 and 1998 operating results between Tecmar and the Reseller Business is set forth below.


                                               1999                     1998
                                           ------------             ------------
                                                                     (unaudited)
         Net Revenues:
              Tecmar                        $23,498,130              $        --
               Reseller Business             14,408,358               35,096,820
                                            -----------               ----------
                                             37,906,488               35,096,820
                                            -----------               ----------
         Gross Profit:
              Tecmar                          3,106,664                       --
              Reseller Business               2,732,216                8,903,481
                                             ----------               ----------
                                              5,838,880                8,903,481
                                              ---------               ----------
         Operating Expenses:
              Tecmar                         11,581,484                6,000,000
              Reseller Business              16,832,345               10,126,384
                                            -----------               ----------
                                             28,413,829               16,126,384
                                             ----------               ----------

TECMAR TECHNOLOGIES INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JANUARY 31, 1999 AND 1998 (CONTINUED)

4.      INVESTMENTS

        Investments consist principally of mutual funds that are invested in short-term government bonds, categorized as available for sale and recorded at fair value.

        For the purpose of determining gross realized gains and losses, the cost of securities sold is based upon specific identification. During the year ended January 31, 1999, the Company sold investments with an aggregate book value of $9,643,476 for total cash proceeds of $9,612,098 resulting in realized losses of $31,378. During the year ended January 31, 1998, the Company sold investments with an aggregate book value of $5,671,405 for $5,717,584, resulting in a realized gain of $46,179. Unrealized holding gains as of January 31, 1999 and 1998 were $11,404 and $7,097.

5.      INVENTORIES

        Inventories consist of the following as of January 31:

                                                        1999                      1998
                                                   ------------              ------------
                                                                              (unaudited)
        Purchased parts of Reseller Business         $       --                $4,280,786
        Raw materials                                 1,342,503                 1,716,393
        Work in process                                 806,513                   239,647
        Finished goods                                  724,654                   900,871
                                                   ------------              ------------
        *                                            $2,873,670                $7,137,697
                                                   ============              ============

        * Inventories are net of reserves for obsolescence of $141,000 and $446,000.


6.      PREPAID EXPENSES AND OTHER CURRENT ASSETS

        Prepaid expenses and other current assets consist of the following as of January 31:

                                                        1999                      1998
                                                   ------------              ------------
                                                                                 (unaudited)
           Prepaid inventories                       $   70,345                $  507,643
           Insurance claim receivable                        --                    98,333
           Prepaid insurance                             86,888                        --
           Other                                         60,639                   598,303
                                                   ------------              ------------

                                                     $  217,872                $1,204,279
                                                   ============              ============

TECMAR TECHNOLOGIES INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JANUARY 31, 1999 AND 1998 (CONTINUED)


7.      EQUIPMENT AND IMPROVEMENTS

        Equipment and improvements consist of the following as of January 31:

                                                                     1999                      1998
                                                                ------------              -------------
                                                                                            (unaudited)
           Machinery and equipment                                $  779,373                $  712,850
           Office and computer equipment                             529,064                 1,174,711
           Computer software                                          64,811                   183,814
           Research and development equipment                        656,685                 1,017,316
           Furniture and fixtures                                    472,685                   503,987
           Leasehold improvements                                     48,941                   271,394
                                                                ------------              ------------
                                                                   2,551,559                 3,864,072
           Less accumulated depreciation
           and amortization                                          760,508                   555,728
                                                                ------------              ------------
                                                                  $1,791,051                $3,308,344
                                                                ============              ============

8.      ACCRUED LIABILITIES

        Accrued liabilities consist of the following as of January 31:

                                                                     1999                      1998
                                                                ------------              -------------
                                                                                           (unaudited)
           Accrued compensation                                   $  432,579                $  569,070
           Accrued warranty                                          737,729                   591,863
           Accrued restructuring                                      88,748                        --
           Accrued rebates and advertising                           118,178                   276,590
           Accrued interest                                           16,625                    96,329
           Accrued professional fees                                  89,646                   247,940
           Other                                                     290,100                 1,548,662
                                                                ------------              ------------
                                                                  $1,773,605                $3,330,454
                                                                ============              ============

9.     LINES OF CREDIT

       Tecmar has a revolving line of credit with Norwest Business Credit for borrowings of up to $10 million. Borrowings under the line bear interest at the bank's prime rate (7.25% at January 31, 1999) plus 2.5%. The line is collateralized by a first priority interest in all of Tecmar's accounts receivable, inventory, intangible assets and unencumbered machinery and equipment. At January 31, 1999 and 1998, $1,686,938 and $2,678,611 were outstanding under this line of credit. As of January 31, 1999, $300 thousand was available under the line of credit's borrowing base formula which allows loans of up to 70% of eligible accounts receivable, as defined. This line expires on May 31, 1999. The line of credit agreement contained certain financial covenants, all of which the Company was in compliance with at January 31, 1999.

TECMAR TECHNOLOGIES INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JANUARY 31, 1999 AND 1998 (CONTINUED)

       Xtran had a $2,750,000 line of credit agreement with a bank, which expired on June 30, 1998, of which $250,000 was outstanding at January 31, 1998. Borrowings under the line of credit bore interest at the bank's reference rate (8.5% at January 31, 1998) plus 0.75% and were collateralized by substantially all of the Company's assets. Included in the line of credit was a standby letter of credit for $300,000 issued in favor of a former stockholder. The line of credit agreement contained certain financial convenants, all of which the Company was in compliance with or had received waivers for at January 31, 1998.

       TTI U.K. had a (pound)730,000 ($1,193,550) ($1,111,770 outstanding at
       January 31, 1998) overdraft agreement payable on demand. Borrowings under the overdraft agreement were limited to 50% of eligible accounts receivable (as defined) and bore interest at the bank's base rate (6.0% at January 31, 1998) plus 1.75% and were collateralized by substantially all of TTI U.K.'s assets and were guaranteed up to (pound)420,000 ($686,700) by TTI.

       Semico had a 200,000 DM ($109,320) ($83,153 outstanding at January 31,
       1998) overdraft agreement, payable on demand. Borrowings bore interest at 9.75% and were collateralized by Semico's inventories and the personal guarantee of a former stockholder.

10.    LONG-TERM DEBT

       Long-term debt consists of the following as of January 31:

                                                                     1999                      1998
                                                                ------------              -------------
                                                                                           (unaudited)
       Non interest-bearing acquisition payable to
       Tecmar's former parent (Note 2)(1).                       $        --               $ 9,789,967

       7% notes payable to former stockholders,
       payable in quarterly principal installments
       of $43,842, plus interest, due September 15, 1999             131,526                   306,892

       12.89% note payable to bank by TTI U.K.                            --                    56,102

       Other                                                         109,566                    38,690
                                                                 -----------              ------------
                                                                     241,092                10,191,651
       Less current portion                                          182,508                 8,142,509
                                                                ------------              -------------

       Long-term debt, net of current portion                   $     58,584               $ 2,049,142
                                                                ============              =============

       Aggregate minimum principal payment and maturities for the years ended January 31 are as follows:

       YEARS ENDING
       2000                  $182,508
       2001                    58,584
                             --------
                             $241,092
                             ========

TECMAR TECHNOLOGIES INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JANUARY 31, 1999 AND 1998 (CONTINUED)

    (1)On December 31, 1998, the Company entered into an agreement with the former parent of Tecmar to settle claims that the Company had under the acquisition agreement and release the amounts held in escrow to allow for the payment of the acquisition debt. Under this agreement the Company received a reduction in the note payable of $325,000 and paid the remaining acquisition debt of $1,580,444 using the funds placed in escrow.

11.     COMMITMENTS

        OPERATING LEASES - The Company occupies manufacturing, warehouse and office facilities in the United States, United Kingdom and Singapore under operating leases that expire through 2004.

        As of January 31, 1999, future minimum rentals under these leases and other noncancelable operating leases are as follows:

                  YEARS ENDING JANUARY 31
                  2000                                  $ 210,000
                  2001                                     39,000
                  2002                                      7,000
                  2003                                      7,000
                  2004                                      6,000
                                                       ----------
                                                        $ 269,000
                                                       ==========

        Rental expense amounted to approximately $729,000 and $528,000 for the years ended January 31, 1999 and 1998, respectively.

        EMPLOYMENT AGREEMENTS - The Company has entered into employment agreements that extend until terminated under the terms of the agreements by either the Company or the employee with six of its officers. The agreements contain provisions for severance payments to the officer if terminated by the Company without cause of three to six months severance pay. The agreements also contain provisions for severance upon change of control and termination which provide for severance packages of one years annual compensation including base salary, performance bonuses and car allowances and continuation of employee benefits for one year.

        UNDERWRITING AGREEMENT - On January 13, 1999, the Company entered into an Underwriting Agreement with a Norwegian investment banking company to assist as a financial advisor in connection with the sale of new shares in the Company. The Company expects to pay fees and expenses, including fees of the investment banking company, of approximately 8% of the gross proceeds of the offering.

TECMAR TECHNOLOGIES INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JANUARY 31, 1999 AND 1998 (CONTINUED)

12.     CONCENTRATION OF SALES

        For the year ended January 31, 1999, the Company's top three customers accounted for 20%, 11.8% and 11.5% of consolidated revenues. For the year ended January 31, 1998 one customer of the Reseller Business represented 16% of the Reseller Business consolidated net revenues. As of January 31, 1999, four customers accounted for 27.7%, 15.2%, 13.4% and 10.5% of the total accounts receivable. A decision by a significant customer to decrease the amount of purchases from the Company could have a material adverse effect on the Company's financial condition and results of operations.

        The Company sells its products in the domestic (defined as U.S. and Canada) and international marketplace. Net sales by country for the years ended January 31, are as follows:


                                              1999                      1998
                                         ------------              -------------
                                                                    (unaudited)
           United States                   $23,998,909               $16,279,176
           United Kingdom                    6,956,966                14,397,113
           Other                             6,950,613                 4,420,531
                                         -------------             -------------
                                           $37,906,488               $35,096,820
                                         =============             =============

13.     PROFIT-SHARING PLAN

        Tecmar has a defined contribution employee profit sharing plan (the 401(k) Plan). Employees who are employed by Tecmar for 90 days are eligible to participate in the 401(k) Plan. The 401(k) Plan allows participating employees to defer 2% to 17% (subject to a $10,000 annual limit) of their compensation, with Tecmar matching 25% of the first 6% of employee contributions. The employer-matching contributions vest equally over three years. During 1999, Tecmar contributed approximately $39,000 to the plan.

        Xtran's 401(k) Plan allowed employees who were employed by Xtran for six months to defer 1% to 15% (subject to annual limits) of their compensation, with Xtran matching 50% of the first 1%, plus 25% of the next 3%, not to exceed 1.25% of employee compensation. Profit sharing expenses associated with the 401(k) Plan were approximately $25,000 for the year ended January 31, 1998 (unaudited). No expenses were incurred in 1999. The Company is in the process of terminating this plan.

14.     RELATED-PARTY TRANSACTIONS

        During the year ended January 31, 1999, three members of the Company's Board of Directors were paid $42,302, $2,328 and $11,500, respectively for strategic planning and business development consulting services provided to the Company.

        During the years ended January 31, 1998 and 1997 (unaudited), the Company loaned (including accrued interest) $1,148,979 to Nx Server Inc. (at the time, an affiliate of the Company). This amount plus an additional $21,175 in trade receivable was written off during the year ended January 31, 1998 as an uncollectable bad debt.

TECMAR TECHNOLOGIES INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JANUARY 31, 1999 AND 1998 (CONTINUED)

        On June 25, 1997 (unaudited), the Company issued 200,000 shares of common stock pursuant to a letter agreement with a company affiliated with a former director of the Company in exchange for a liability for $400,000 for acquisition consulting services provided by the company affiliated with this former director.

        On July 9, 1997 (unaudited), the Company issued 261,257 shares of common stock to a company affiliated with a former director of the Company related to consulting services provided for the initial funding of the Company.

        The Company recorded interest expense of $15,494 and $34,332 on the 7% note payable to former stockholders (Note 10) for the years ended January 31, 1999 and 1998 (unaudited).

15.     INCOME TAXES

        The provision (benefit) for income taxes for the years ended January 31, 1999 and 1998 consists of the following:

                                        1999                      1998
                                   ------------              ------------
                                                                (unaudited)
       Current:
         Federal                    $        --              $     (1,401)
         State                               --                    (2,526)
                                    -----------              -------------
                                             --                    (3,927)
       Deferred:
         Federal                     (7,302,718)               (2,489,940)
         State                         (969,818)                 (546,260)
         Valuation allowance          8,272,536                 2,946,448
                                    -----------              ------------
                                             --                   (89,752)

       Foreign                               --                    62,673
                                    -----------              ------------

                                    $        --              $    (31,006)
                                    ===========              ============

        A reconciliation of the income taxes at the federal statutory rate to the effective tax rate for years ended January 31, 1999 and 1998 is as follows:

                                                                     1999                      1998
                                                                ------------              ------------
                                                                                            (unaudited)
       Federal income tax benefit computed
         at the Federal statutory rate                         $  (7,675,483)            $  (2,445,245)
       State income tax benefit net of
         federal benefit                                          (1,072,310)                 (341,615)
       Other - permanent differences                                 475,257                  (190,594)
       Increase in valuation of allowance                          8,272,536                 2,946,448
                                                               -------------             -------------

       Income tax benefit                                      $          --             $     (31,006)
                                                               =============             =============

TECMAR TECHNOLOGIES INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JANUARY 31, 1999 AND 1998 (CONTINUED)

        Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

        Significant components of the Company's deferred tax assets and liabilities are as follows at January 31:

                                                                     1999                      1998
                                                                ------------              -------------
                                                                                            (unaudited)
         Deferred tax assets:
           In-process research and development write off          $2,072,001                $2,520,600
           Federal NOL carryforward                                4,911,782                   337,111
           State NOL carryforward                                    767,466                    38,576
           Capital loss carryforward                               3,472,845                        --
           Allowance for doubtful accounts                            52,178                    55,872
           Accrued vacation                                           36,522                    33,295
           Basis difference in fixed assets                               --                    45,472
           Inventory reserve                                          52,445                    37,448
           Other                                                          --                    25,135
                                                                ------------              ------------
                Total deferred tax assets                         11,365,239                 3,093,509

         Deferred tax liabilities:
           Basis difference in fixed assets                          142,036                        --
           Other                                                       4,219                    29,061
                                                                ------------              ------------

               Total deferred tax liabilities                        146,255                    29,061

         Valuation allowance                                     (11,218,984)               (2,946,448)
                                                                ------------              -------------

                Net deferred taxes                                $       --                $  118,000
                                                                ============              =============

       No income tax provision (benefit) was included in the statement of operations for the year ended January 31, 1999 since the Company has a 100 percent valuation allowance for the tax benefit of net deductible temporary differences and operating loss carryforwards. Management is not able to determine if it is more likely than not that the deferred tax assets will be realized.

       Pursuant to Section 382 of the Internal Revenue Code (IRC), use of the Company's net operating loss and credit carryforwards for federal and state income tax purposes may be limited if the Company experiences a cumulative change in ownership of greater than 50% in a moving three-year period. Ownership changes could impact the Company's ability to utilize net operating losses and credit carryforwards remaining at the ownership change date. The limitation will be determined by the fair market value of common stock outstanding prior to the ownership change, multiplied by the applicable federal rate.

TECMAR TECHNOLOGIES INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JANUARY 31, 1999 AND 1998 (CONTINUED)

       The Company has federal and state net operating loss carryforwards of approximately $15,349,000. The federal and state net operating losses will expire between 2013 and 2018. The Company also has federal and state capital loss carryforwards of approximately $9,386,000 that will expire in 2004. Capital losses may be used only to offset capital gains. Capital losses may be carried back three years and forward five years. Historically, the Company has generated limited capital gains. Therefore, as of January 31, 1999, the Company did not believe it was more likely than not that it would generate sufficient capital gains within the appropriate time period to offset those capital losses.

16.    STOCKHOLDERS' EQUITY

       During February, 1998, the Company's board of directors authorized the increase in the par value for common stock from $.00001 to $.10 per share. All such share amounts have been restated for all periods presented.

       During February 1998, the Company issued 8,385,577 shares of common stock in a public offering. Proceeds, net of offering expenses, were $14,674,914. During April, 1998, the Company issued 1,699,999 shares of common stock for net proceeds of $4,537,076.

       During March 1997 (unaudited), the Company issued 876,666 shares of stock in a secondary offering and received proceeds of $4,982,539, net of offering costs.

       On February 27, 1999 (unaudited), the Company's Board of Directors authorized the increase of its number of authorized shares of common stock from 30,000,000 to 75,000,000, subject to approval by stockholders.

17.    STOCK INCENTIVE PLAN

       During the first quarter of 1999, the Board of Directors approved a change to the 1996 Employee Stock Option Plan (the 1996 Plan), reducing the number of shares of common stock reserved for issuance under the 1996 plan upon the exercise of options granted thereunder from 3,000,000 to 755,500 shares and reducing the exercise price of outstanding options from $4 to $2 per share.

       In addition, the Board of Directors approved a 1998 Stock Option Plan (the 1998 Plan) which authorized up to 2,244,500 shares of common stock to employees, directors, and consultants at prices not less than the fair market value at the date of grant. The 1998 Plan was subject to the approval of stockholders, which was obtained on June 24, 1998. The options in both the 1996 and 1998 Plans expire 10 years from the dates of grant and become exercisable ratably over a four-year period.

TECMAR TECHNOLOGIES INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JANUARY 31, 1999 AND 1998 (CONTINUED)

       On November 19, 1998, the Board of Directors froze the 1996 Plan and transferred 566,625 remaining shares reserved for issuance under the 1996 Plan to the 1998 Plan. On January 28, 1999, the Board of Directors offered an Option Exchange program to active employees and directors holding options to purchase 2,127,327 shares of common stock whereby they could elect to exchange their options with an exercise price of $2.00 per share for options having an exercise price of $.50 per share provided they could not exercise such options until after July 31, 1999. Holders of 2,061,495 options to purchase common stock have accepted the company's offer. The value of options granted to directors was considered nominal.

       Option activity under the Option Plan is as follows:

                                                                  NUMBER OF                  EXERCISE
                                                                    SHARES                     PRICE
                                                               ------------               -------------
                                                                             (unaudited)
          OUTSTANDING, April 7, 1997
            (inception of plan)                                          --              $          --
          Granted                                                   840,000              $        4.00
          Cancelled                                                 (84,500)             $        4.00
                                                               ------------
          Outstanding January 31, 1998 (unaudited)                  755,500              $        4.00
          Granted                                                 2,896,066              $ 0.50 - 2.00
          Cancelled                                              (1,086,611)             $        2.00
                                                               ------------
          OUTSTANDING, January 31, 1999                           2,564,955              $ 0.50 - 2.00
                                                               ============

       At January 31, 1999, 435,045 shares were available for future grants under the Option Plan.

                          OUTSTANDING                                         EXERCISABLE
       ----------------------------------------------------------------   -----------------------------
                                        Remaining         Weighted                          Weighted
          Exercise      Number         Contractual         Average           Number          Average
            Price     Outstanding    Life (in years)   Exercise Price      Exercisable   Exercise Price
       ----------------------------------------------------------------   -----------------------------

            $0.50      2,564,955        9.4 years           $0.75            443,985          $1.93

       SFAS No.123, ACCOUNTING FOR STOCK-BASED COMPENSATION, requires the disclosure of pro forma net loss and net loss per share had the Company adopted the fair value method as of February 1, 1997. Under SFAS No.123, the fair value of stock-based awards to employees is calculated through the use of option-pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company's stock option awards. These models also require subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values. The Company's calculations were made using the Black-Scholes option-pricing model with the following weighted average assumptions for the years ended January 31:

TECMAR TECHNOLOGIES INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JANUARY 31, 1999 AND 1998 (CONTINUED)

                                                                     1999                      1998
                                                                ------------              -------------
                                                                                            (unaudited)
         Expected Life                                            120 months                120 months
                                                                following grant           following grant

         Stock volatility                                             23%                       0%
         Risk-free interest rates                                4.65 - 6.28%                  6.5%
         Dividend rate                                                0%                        0%

        Under the accounting provisions for SFAS No. 123, the Company's net loss and net loss per share would have been increased by the pro forma amounts indicated below:

                                                                     1999                      1998
                                                                ------------              ---------------
                                                                                              (unaudited)
         Net loss:
           As reported                                        $  (22,574,949)             $   (7,191,897)
           Pro forma                                          $  (23,276,213)             $   (7,456,794)

         Net loss per share:
           As reported                                        $        (1.24)             $         (.89)
           Pro forma                                          $        (1.28)             $         (.93)

18.    SUBSEQUENT EVENTS - DITTO ACQUISITION

       On March 19, 1999, the Company's newly formed, wholly-owned subsidiary, Ditto Acquisition, Inc. acquired the rights and certain assets of the Ditto tape drive product line from Iomega Corporation (Iomega) in exchange for $3.0 million, payable $1 million in cash and $2 million in a note payable. The note payable is due in equal quarterly installments of principal and interest at the prime rate over a two-year period. Assets acquired included intellectual property and exclusive rights to manufacture and sell the DittoMax tape drive products worldwide, packaging and marketing data, customer lists, tooling and manufacturing equipment and certain raw material and work in process inventory. Additionally, the Company acquired the exclusive right to use the Ditto brand name and trademarks along with an exclusive license to use the Ditto backup software for tape and tape-related products. The Company also acquired the rights to Ditto proprietary tape media but will license the right to sell Ditto media to Iomega through approximately July 2001.

TECMAR TECHNOLOGIES INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JANUARY 31, 1999 AND 1998 (CONTINUED)

19.    SUBSEQUENT EVENTS - 1999 STOCK OPTION PLAN

       On March 23, 1999, the Company's Board of Directors approved the 1999 Stock Option Plan which authorizes the number of shares of common stock available under the Plan at any one time shall equal 25% of the outstanding shares of Common Stock, excluding the sum of outstanding shares of Common Stock issued through the exercise of a previously granted option under any one or more of the Stock Option Plans, and any unvested, vested and unexpired stock options issued under the 1996 Plan or 1998 Plan. The shares of stock are available for issuance of options under the Plan for employees, directors and consultants at prices not less than the fair market value at the date of grant. The options under the 1999 Stock Option Plan expire 10 years from the date of grant and become exercisable ratably over a four-year period. The option plan is subject to approval by stockholders.